6.19

             FORM OF SUPPLEMENTAL CREDIT FACILITY PROMISSORY NOTE

THIS PROMISSORY NOTE HAS BEEN ACQUIRED FOR INVESTMENT FOR THE HOLDER'S OWN ACCOUNT AND NOT WITH A VIEW TO OR FOR SALE IN CONNECTION WITH ANY DISTRIBUTION OF THE SECURITIES. THE SECURITIES HAVE NOT BEEN REGISTERED OR QUALIFIED UNDER THE SECURITIES ACT OF 1933, AS AMENDED ("SECURITIES ACT") OR UNDER ANY STATE SECURITIES LAWS ("BLUE SKY LAWS"). AN OFFER TO SELL OR TRANSFER OR THE SALE OR TRANSFER OF THESE SECURITIES IS UNLAWFUL UNLESS MADE PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT OR PERMIT, AS APPLICABLE, UNDER THE SECURITIES ACT OR APPLICABLE BLUE SKY LAWS OR UNLESS AN EXEMPTION FROM REGISTRATION AND/OR QUALIFICATION UNDER THE SECURITIES ACT AND APPLICABLE BLUE SKY LAWS IS AVAILABLE OR AN OPINION OF COUNSEL, OR OTHER EVIDENCE REASONABLY SATISFACTORY TO THE COMPANY, IS PROVIDED TO THE COMPANY TO THE EFFECT THAT SUCH REGISTRATION OR QUALIFICATION IS NOT REQUIRED UNDER THE SECURITIES ACT AND APPLICABLE BLUE SKY LAWS.




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                               LEGACY BRANDS, INC.
                                 PROMISSORY NOTE




         Amount: Amount Advanced (see below) Dated: July 3, 1997



         FOR VALUE RECEIVED, the undersigned, Legacy Brands, Inc. a California corporation ("Maker"), promises to pay to the order of DayStar, L.L.C. ("Lender"), a principal sum equal to the amount actually advanced to the Maker pursuant to a Supplemental Credit Facility Agreement between the Maker and the Lender, in the amount of $400,000 ("Amount Advanced") plus $8,000 on the earlier of the expiration of twelve (12) months from the date of the last advance of funds made pursuant to this Promissory Note (the "Note") or five business days after the closing of a private placement with respect to the Maker's equity securities ("Maturity Date"). Maker and Lender are collectively referred to hereinafter as the "Parties."

                  1. INTEREST RATE.

                  The Amount Advanced under this Note shall bear interest at the rate of one percent (1%) per week that the Amount Advanced remains outstanding calculated from July 3, 1997.

                  2. COMPUTATION.

                  All payments (including prepayments) hereunder are to be applied first to the payment of accrued interest and the remaining balance shall be applied to the payment of principal.

                  3. PAYMENTS.

                  Except as otherwise set forth herein, the unpaid principal under this Note, plus all accrued but unpaid interest thereon, shall be due and payable at the Maturity Date.

                  4. VOLUNTARY PREPAYMENT.

                  Maker may, at any time, prepay the unpaid Amount Advanced evidenced by this Note and any interest hereunder, in whole or in part, without penalty or premium, by paying to Lender, in cash or by wire transfer or immediately available federal funds, the amount of such prepayment. If any such prepayment is less than a full repayment, then such prepayment


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shall be applied first to the payment of accrued interest and the remaining balance shall be applied to the payment of principal.

                  5. LAWFUL MONEY; DESIGNATED PLACES OF PAYMENT.

                  All principal and interest due hereunder is payable in lawful money of the United States of America, in immediately available funds, at Lender's address of record no later than 5:00 p.m., Pacific Standard Time, on the day payment is due.

                  6. USURY MATTERS

                  It is expressly stipulated and agreed to be the intent of Maker and Lender to comply with, at all times, the applicable state law governing the maximum rate or amount of interest payable on the Note (or applicable federal law to the extent that it permits the Lender to contract for, charge, take, reserve or receive a greater amount of interest than under applicable state law). In the event the applicable law is judicially interpreted so as to render usurious any amount called for under the Note or contracted for, charged, taken, reserved or received with respect to such indebtedness, or if any prepayment by Maker results in Maker having paid any interest in excess of that permitted by applicable law, then it is the express intent of both Maker and Lender that all excess amounts theretofore collected by Lender be credited to the principal balance of the Note (or, if this Note has been or would thereby be paid in full, refunded to Maker). In the event such judicial determination is applied to this Note, the provisions of the Note shall immediately be deemed amended and the amounts thereafter collectible hereunder and thereunder reduced, without the necessity of the execution of any new, or amendment to any existing, document, so as to comply with the applicable law, but so as to permit the recovery of the fullest amount otherwise called for hereunder.

                  7. DEFAULT.

                  Maker shall be deemed in default if any of the following events occur:

                           7.1 Failure to pay on or before the Maturity Date any
interest or principal which shall then be due, except as provided hereinbelow:

                                    7.1.1 If the Note has not been paid or
otherwise satisfied by the Maturity Date, Maker may cure by commencing, within ten business days of the Maturity Date, payments in the amount of $20,000 per month until the Note has been paid in full. Such repayment shall not exceed twenty four (24) months. Any amounts owing at the end of the twenty four month period shall be due and payable as a balloon payment.

                           7.2 The institution by Maker of bankruptcy
proceedings to be adjudicated a bankrupt or insolvent or the consent by it to the institution of bankruptcy or


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insolvency proceedings against it or the cessation of the primary business activity of the Company which has not been cured within ten business days.

                  8. ATTORNEYS' FEES.

                           In the event it should become necessary to employ
counsel to collect this Note, Maker agrees to pay the reasonable attorneys' fees and costs incurred by Lender in connection with Lender's collection efforts, irrespective of whether Lender files suit against Maker.

                  9.  SECTION HEADINGS.

                           Headings and numbers have been set forth for
convenience only. Unless the contrary is compelled by the context, the language set forth in each paragraph applies equally to the entire Note.

                  10.  AMENDMENTS IN WRITING.

                           This Note may only be changed, modified or amended in
writing signed by the Parties.

                  11. CHOICE OF LAW.

                           The Note and all transactions hereunder and evidenced
hereby shall be governed by, construed under, and enforced in accordance with the laws of the State of California.


Made and Executed at Roseville, California
By LEGACY BRANDS, INC.
a California corporation



         ________________________
         Thomas E. Kees
         Chief Executive Officer

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